EXHIBIT 10.3

November 11, 2016

Ms. Lisa Berman

Chief Executive Officer

Peekay Boutiques, Inc.

901 West Main Street

Auburn, WA 98001

Dear Ms. Berman:

This agreement (“Engagement Agreement”) will serve as the contract between Peekay Boutiques, Inc. (“Peekay” or the “Company”) and SSG Advisors, LLC ("SSG"’) and Lake Street Capital Markets (“Lake Street”) (collectively “Advisors”) regarding the retention of Advisors as investment banker to Peekay for the purposes outlined in this Engagement Agreement. Advisors’ responsibilities hereunder involve providing investment banking services to Peekay, on an exclusive basis, focusing on: (i) the sale of substantially all of the assets of Peekay (the “Sale”) either through one sale or multiple sales of the parts; and/or (ii) the restructuring of Peekay’s balance sheet with existing stakeholders (the “Restructuring”). In addition, if requested in writing by the Company, Advisors shall provide financial advisory services (“Financial Advisory Services”) as well as valuation (“Valuation”) services as more fully described below.

A.	Advisors’ Roles

1.	SSG’s role, with the assistance and cooperation of Lake Street, in connection with the Sale will include the following:

•	Prepare an information memorandum describing Peekay, its historical performance including existing operations, facilities, contracts, customers, management and projected financial results and operations;

•	Assist the Company in compiling a data room of any necessary and appropriate documents related to the Sale;

•	Assist the Company in developing a list of suitable potential buyers who will be contacted on a discreet and confidential basis after approval by the Company;

•	Coordinate the execution of confidentiality agreements for potential buyers wishing to review the information memorandum;

•	Assist the Company in coordinating management calls and site visits for interested buyers and work with the management team to develop appropriate presentations for such presentations and visits;

•	Solicit competitive offers from potential buyers;

•	Advise and assist the Company in structuring the transaction and negotiating the transaction agreements;

•	Provide testimony in support of the Sale; and

•	Otherwise assist the Company and its counsel as necessary through closing on a best efforts basis.

Ms. Lisa Berman

November 11, 2016

2.	SSG shall assist Peekay in negotiating with existing stakeholders in regard to a potential Restructuring if desired by the Company. Advisors will provide Peekay with the services required above in connection with the Restructuring, including an enterprise valuation, liquidation valuation, feasibility analysis and negotiations with the existing stakeholders.

3.	If requested, SSG shall provide Financial Advisory Services to the Company which will include the following:

•	Reviewing and analyzing the Company’s financial projections;

•	Assisting the Company if and as may be needed in obtaining financing (the “Loan”) and in negotiations with the lender;

•	Providing testimony in support of the Loan;

•	Assisting the Company with schedules, statement of financial affairs and monthly operating reports;

•	Assisting the Company in negotiations with creditors and stakeholders and attending meetings;

•	Assist the Company and its counsel in preparation for and during any potential Chapter 11 proceeding;

•	Assisting the Company and its counsel in preparing a plan of reorganization or liquidation as well as a disclosure statement; and

•	Provide reports and testimony within the areas of our expertise as requested by the Company and counsel.

4.	If requested by the Company, SSG shall prepare a Valuation report which may be used by the Company to negotiate with existing creditors and stakeholders. SSG will also provide expert testimony in support of the Valuation.

In performing the services described above, the Company will furnish or cause to be furnished to Advisors such information as Advisors reasonably believe appropriate to the execution of its engagement hereunder (all such information so furnished being the "Information"). The Company represents to Advisors that all Information furnished by it or its agents will be complete and correct in all material respects, to the best of its knowledge, and that until the expiration of Advisors’ engagement hereunder, it will advise Advisors immediately of the occurrence of any event or any other change known by it or its agents that results in the Information ceasing to be complete and correct in all material respects. The Company recognizes and confirms that Advisors: (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated hereby without having independently verified any of the same; (b) does not assume responsibility for accurateness or completeness of the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of Peekay.

Ms. Lisa Berman

November 11, 2016

Peekay agrees that Advisors shall be its exclusive investment bankers in connection with any Sale or Restructuring undertaken with respect to the Company during the Term, as defined below, of this Engagement Agreement. Peekay agrees that, during the Term of this Engagement Agreement, SSG, with the assistance and cooperation of Lake Street, shall have the exclusive authority to initiate and conduct discussions and assist and advise the Company in its negotiations with all prospective purchasers. In that regard, the Company agrees to identify to Advisors: (a) all prospective purchasers and investors who have been in contact with the Company prior to the date hereof; and (b) all prospective purchasers who come in contact with Peekay during the term of this Engagement Agreement.

SSG, with the assistance and cooperation of Lake Street, will consult with and advise Peekay with respect to the financial aspects of any proposed Sale or Restructuring including price, terms and conditions. Advisors will not, however, have any authority to bind Peekay with respect to any proposed Sale or Restructuring. Likewise, nothing contained herein shall require the Company to accept the terms of any proposal and the Company shall at all times have the right in its sole and absolute discretion to reject any proposed Sale or Restructuring regardless of the terms proposed.

B.	Advisors’ Compensation

As compensation for providing the foregoing services, Advisors shall receive the following:

1.	Initial Fee. An initial fee (the “Initial Fee”) of $25,000 is payable to SSG upon the execution of this Engagement Agreement. The Initial Fee will be credited against the Sale Fee or Restructuring Fee payable to SSG, as described further below in paragraph B.3(e).

2.	Monthly Fee. A monthly fee (the “Monthly Fee”) of $25,000 per month beginning November, 2016 and continuing each month thereafter during the Engagement Term, as defined below. Each Monthly Fee will be credited in full against the Sale Fee or Restructuring Fee payable to SSG, as described further below in paragraph B.3(e).

3.	Sale Fee. Upon the closing of a Sale Transaction described below, a sale fee (payable in cash, certified check or in federal funds via wire transfer) shall be paid to the Advisors in the amount equal to, and as allocated between SSG and Lake Street, as set forth below (the “Sale Fee”):

Ms. Lisa Berman

November 11, 2016

a.	In the event that no qualified overbid is received resulting in an auction and the stalking horse is the ultimate winning purchaser, the Sale Fee shall be $300,000 (with such Sale Fee split 80% SSG and 20% Lake Street (the “SSG/LS Allocation”).

b.	In the event that one or more qualified overbids is received resulting in an auction and the stalking horse purchaser is the ultimate winning purchaser, the Sale Fee shall be $300,000 plus 5% of Total Consideration in excess of the original stalking horse bid (with such Sale Fee split according to the SSG/Lake Street Allocation).

c.	Notwithstanding anything contained herein, in the event that one or more qualified overbids is received resulting in an auction and the ultimate winning purchaser is not a party identified on that certain buyer’s list (“Buyer’s List”) provided by Lake Street to the Company and SSG, the Sale Fee shall be the greater of $400,000 or 5% of Total Consideration in excess of the original stalking horse bid (with such Sale Fee paid only to SSG); provided, if a qualified bid is submitted by a party on the Buyer’s List, then such Sale Fee will be split according to the SSG/Lake Street Allocation.

d.	Notwithstanding anything contained herein, in the event that one or more qualified overbids is received resulting in an auction and the ultimate winning purchaser is a party identified on the Buyer’s List, then the Sale Fee shall be the greater of $480,000 or 5.0% of Total Consideration in excess of the stalking horse bid (with such Sale Fee split according to the SSG/Lake Street Allocation).

e.	Notwithstanding anything contained herein, each Initial Fee and Monthly Fee shall be credited against only the 80% of the Sale Fee allocated to SSG and not the 20% of the Sale Fee allocated to Lake Street. By way of example, if the Sale Fee is $300,000 and a total of $100,000 is credited, then the Sale Fee due Advisors as allocated would be:

Lake Street: 20% of $300,000 =	$60,000
SSG: 80% of $300,000 =	$240,000
Less Credit Against SSG Sale Fee	$(100,000	)***
	$200,000

______

*** Net Sale Fee to SSG is $140,000.

f.	For the avoidance of doubt, the Advisors shall not be entitled to receive more than one Sale Fee.

Ms. Lisa Berman

November 11, 2016

4.	Restructuring Fee: In the event that Peekay ultimately closes a Restructuring in lieu of a Sale Transaction, SSG shall be entitled to a fee (“Restructuring Fee”) equal to $300,000 which shall be paid from operating cash flow, available cash, new funds or otherwise. For the avoidance of doubt, Peekay shall not pay both a Restructuring Fee and a Sale Fee.

5.	Financial Advisory Fee: If requested by the Company to perform financial advisory services, then SSG shall receive a financial advisory fee (“Financial Advisory Fee”) of $25,000 for the services to prepare for any potential Chapter 11 filing plus $20,000 per month thereafter during the Engagement Term. The Financial Advisory Fee will not be credited against the Sale Fee or Restructuring Fee.

6.	Valuation Fee: If requested by the Company to prepare a Valuation, then SSG shall receive a valuation fee (“Valuation Fee”) of $50,000. The Valuation Fee will not be credited against the Sale Fee or Restructuring Fee. The Valuation Fee shall cover, without limitation, any report prepared by SSG, which may be used by the Company to negotiate with existing creditors and stakeholders, and any expert testimony in support of the Valuation.

7.	In addition to the foregoing Fees, whether or not a Sale or Restructuring Transaction is consummated, Advisors will be entitled to reimbursement for all of Advisors’ reasonable out-of-pocket expenses incurred in connection with the subject matter of this engagement.

8.	No Other Compensation. Advisors shall be entitled only to the compensation set forth herein and shall not seek or request any other compensation from the Company or any other party in connection with the services provided hereunder. For the avoidance of doubt, Lake Street’s compensation hereunder shall supersede and replace in its entirety any compensation to which it otherwise might be entitled pursuant to any prior engagement with the Company.

C.	Definitions

For the purpose of this Engagement Agreement:

Sale Transaction means and includes any transaction involving in whole or in parts, the sale or transfer, directly or indirectly, of all or substantially all of the assets or equity of Peekay whether consummated in or out of court in one or multiple transactions.

Restructuring Transaction means and includes any Restructuring completed through a confirmed plan of reorganization or out of court reorganization, whether proposed by the Company or any third party, whereby the debt and/or equity is altered, amended, diluted, revised and/or exchanged..

Total Consideration shall mean the purchase price paid for the equity, assets or secured debt, or any portion of either, plus the assumption or payoff of indebtedness and/or payables, on or off the balance sheet, and the value of any assets liquidated.

Ms. Lisa Berman

November 11, 2016

D.	Term of Engagement

This Engagement Agreement shall remain in force (the “Engagement Term”) for a period of six (6) months from the date of signing this Engagement Agreement and may thereafter be terminated by either party upon thirty (30) days prior written notice to the other; provided, however, that either party may terminate this Engagement Agreement by written notice immediately upon the closing of a Sale or Restructuring. Upon the termination of this Engagement Agreement, neither party shall have any further obligations to the other except that: (a) termination of the Engagement Agreement shall not affect Advisors’ right to indemnification under the Indemnification paragraph below; (b) Peekay shall remain obligated to pay Advisors any unpaid Monthly Fees, Financial Advisory Fee or Valuation Fee and to reimburse SSG for any expenses incurred through the date of the termination of the Engagement Agreement; and (c) if a Sale or Restructuring is consummated within twelve (12) months (“Trailer Term”) of the termination of this Engagement Agreement with a party with whom Advisors had contact during the Engagement Term, Peekay shall remain obligated to pay a Sale Fee, as calculated above. Sections B, D, E, F and G (entitled Compensation, Term of Engagement, Indemnification, Miscellaneous, and Scope of Duties, respectively) of this Engagement Agreement shall survive the expiration or termination of this Engagement Agreement indefinitely.

E.	Indemnification

The Company hereby acknowledges and agrees to the indemnification arrangements between the parties hereto as described on Attachment A hereto, which Attachment is incorporated herein and forms an integral part hereof.

F.	Miscellaneous

No fee payable to any other investment banker or finder by Peekay in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable to Advisors hereunder. This Engagement Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties hereto. This Engagement Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by both parties. The benefits of this Engagement Agreement shall inure to the respective successors and assigns of the parties hereto and of the Indemnified Parties and their respective successors, assigns and representatives, and the obligations and liabilities assumed in this Engagement Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Engagement Agreement shall be governed by the laws of the State of Delaware without giving effect to its conflicts of laws principles or rules.

In the event the Company files one or more Chapter 11 Bankruptcy proceedings, either voluntary or involuntary, during the Engagement Term, the Company shall use its commercially reasonable efforts to have Advisors employed upon the same or substantially similar terms and shall have this Engagement Agreement and Advisors’ retention as the Company’s exclusive investment banker approved by a Court of competent jurisdiction.

This Engagement Agreement may be executed in any number of counterparts, which counterparts, taken together, shall constitute one and the same Engagement Agreement.

Ms. Lisa Berman

November 11, 2016

G.	Scope of Duties

Peekay hereby acknowledges and agrees that: (a) it has retained Advisors for the limited purposes set forth in this Engagement Agreement and that the rights and obligations of the parties hereto are contractual in nature; and (b) has Advisors have not made any warranties or guarantees of any nature with respect to the success or satisfactory conclusion of any Sale or Restructuring or as to the economic, financial or other results which may be obtained or experienced by the Company as a result thereof. Both Peekay and Advisors disclaim any intention to impose fiduciary duties or obligations on the other by virtue of the engagement contemplated by this Engagement Agreement except in the event of a Chapter 11 proceeding, and no other person or entity shall have any rights or obligations hereunder except as expressly provided herein.

H.	Other Matters

Peekay agrees that Advisors have the right, following the Sale or Restructuring closing, to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), Advisors are required to obtain, verify and record information that identifies its clients, which information may include the name and address of Peekay and its senior management team as well as other information that will allow Advisors to properly identify its clients. Additionally, Advisors maintain important disclosures on their web sites. These disclosures may be updated periodically on an as-needed basis. Peekay agrees to accept and receive all of these disclosures by electronically accessing the website referenced above and acknowledges that printed hard copies of these disclosures are available upon request by contacting Advisors directly.

I.	Securities Platform

All transactions involving the sale or purchase of any security (as defined by the Securities Exchange Act of 1934 or the rules and regulations promulgated there under) are offered through SSG Capital Advisors, LLC. (“SCA”), an affiliated Pennsylvania corporation and registered Broker-Dealer in good standing with the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Principals of SSG are registered representatives of SCA. Therefore, SCA is included collectively as “SSG” with all the rights and obligations thereto under the terms of this Engagement Agreement.

To the extent the Sale Fee or Restructuring Fee is payable to SSG in connection with the Sale or Restructuring constituting the purchase or sale of any security (as defined by the Securities Exchange Act of 1934 or the rules and regulations promulgated there under), such Sale Fee or Restructuring Fee shall be specifically paid to SCA. Under no circumstance will Peekay be obligated to pay a fee in an aggregate amount in excess of the amount provided in this Engagement Agreement. Payment of the fee to SCA shall constitute and be deemed payment of the fee in this Engagement Agreement.

Ms. Lisa Berman

November 11, 2016

Any amendment, modification or other changes to this Engagement Agreement must be in writing and signed by both parties to be enforceable.

Please indicate your acceptance of the foregoing by executing and returning the enclosed copy of this letter.

SSG ADVISORS, LLC		LAKE STREET CAPITAL MARKETS

By:	/s/ J. Scott Victor	By:	/s/ Tim Klein
	J. Scott Victor		Tim Klein
	Managing Director		Managing Director

ACCEPTED:

PEEKAY BOUTIQUES, INC.

By:	/s/ Lisa Berman	November 11, 2016
	Lisa Berman	Date
Chief Executive Officer

Ms. Lisa Berman

November 11, 2016

ATTACHMENT A

INDEMNIFICATION PROVISIONS

The Company agrees to indemnify, defend and hold harmless SSG, SCA and Lake Street and their affiliates, the respective partners, members, directors, officers, agents and employees of Advisors and its affiliates and each other person, if any, controlling Advisors or its affiliates (the foregoing being referred to herein individually as an “Indemnified Party” and collectively as the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or costs, as and when incurred, to which such Indemnified Party may become subject to or which are asserted against any Indemnified Party, directly or indirectly, in any way related to Advisors acting for the Company under the Engagement Agreement of which this Attachment A forms a part, including, without limitation, in connection with: (a) any act or omission by Advisors related to its engagement as financial advisor under the Engagement Agreement; or (b) Advisors’ acceptance, or its performance or non-performance, of its obligations under said Engagement Agreement. The Company will reimburse the Indemnified Parties for any legal or other expenses incurred by them, as and when incurred, in connection with investigating, preparing or defending any such losses, claims, damages or liabilities or any action in respect thereof, whether or not in connection with pending or threatened litigation, and whether or not any Indemnified Party is a party thereto; provided, however, that the Company shall not be liable under the foregoing indemnity agreement in respect of any liability to the extent that such liability is found in a final judgment by a court of competent jurisdiction, not subject to further appeal, to have resulted primarily from Advisors’ gross negligence or willful misconduct in the performance of its duties under said Engagement Agreement. The Company agrees that reliance by Advisors on any publicly-available information, the information supplied by the Company to Advisors in connection with said Engagement Agreement or any directions furnished by the Company shall not constitute negligence, bad faith or willful misconduct by Advisors.

In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to said Engagement Agreement but it is found in a final judgment by a court of competent jurisdiction, not subject to further appeal, that such indemnification may not be enforced in such case, the Indemnified Parties, on the one hand, and the Company, on the other hand, shall each contribute to the amount paid or payable as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties, on the one hand, and the Company, on the other hand, and the relative benefits to the Indemnified Parties, on the one hand, and the Company, on the other hand, arising out of the particular matter or transaction which gave rise to such loss, claim, damage, liability or costs, and all other relevant equitable considerations shall also be taken into account. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Advisors shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Advisors hereunder.

The provisions of this Attachment A shall survive any termination of said Engagement Agreement.